Exhibit 99.1

First Commonwealth Financial Corporation Adopts Enhanced Corporate Governance Practices

Indiana, Pa., March 4, 2011 – The Board of Directors of First Commonwealth Financial Corporation (NYSE:FCF) today announced it has adopted several corporate governance enhancements to build upon its comprehensive structure of existing governance policies and practices. The adoption of these additional enhancements will further strengthen the Company’s overall governance and better align its interests with those of its shareholders.

“These changes were made following an extensive internal governance review and are consistent with our Board’s commitment to adhering to best practices with regard to corporate governance,” said David S. Dahlmann, First Commonwealth Financial Corporation’s Chairman of the Board. “Because sound corporate governance is an essential component of maximizing long-term shareholder value, we are confident that these enhancements will make us a stronger company and will better serve the interests of our shareholders.”

The changes adopted by the Board include:

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Annual Election Cycle – Beginning in 2011, all Directors will stand for election to the First Commonwealth Financial Corporation Board on an annual basis to ensure full accountability for performance and effective governance.

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Independent Directors – Effective at the Company’s 2011 Annual Meeting of Shareholders, First Commonwealth’s corporate governance standards will require that, with the exception of the Chief Executive Officer position, the Board be comprised solely of independent Directors. Board members who are employees of First Commonwealth, or its affiliates, will not be eligible to stand for reelection. As a result, two current Directors will be leaving the Board upon the expiration of their current terms at the 2011 Annual Meeting of Shareholders. Commenting on the change to the structure of the Board, Mr. Dahlmann noted, “On behalf of the Board, I would like to acknowledge the significant contributions of the Directors who have been affected by this governance change. The Board and our entire organization thank them for their many years of service to First Commonwealth.”

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Stock Ownership Guidelines – The Company has instituted new stock ownership guidelines for both the Board and executive management in order to encourage higher proportions of stock ownership and further align the interests of the Board and management with those of shareholders.

All Directors must own stock having a value equal to the lesser of five (5) times the annual retainer for independent Directors or 25,000 shares. Beginning in 2011, Directors will receive 75 percent of their annual retainer in shares of Company stock, subject to certain exceptions for Directors who own in excess of 100,000 shares.

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In addition, the Compensation and Human Resources Committee of the Board has established new stock ownership guidelines for executives as follows:

	Ownership Target (lesser of)
Position	Value (Multiple of Salary)	or	Number of Shares

Chief Executive Officer	5X	or	300,000
Chief Financial Officer / Bank President	3X	or	140,000
Other Executive Officers	2X	or	60,000
Other executives who participate in the Long-Term Incentive Plan	1X	or	25,000

First Commonwealth Financial Corporation executives will be required to retain shares received as equity-based compensation (net of tax) until the guidelines are achieved and to retain at least 50 percent of shares earned under equity-based compensation plans once the guidelines have been met.

These enhanced governance practices build upon the foundation of First Commonwealth’s current strong governance standards, which include:

•	The separation of the Board chairmanship and the Chief Executive Officer position.

•	The requirement that the Board and all Board committees be chaired by independent Directors.

•	A Risk Committee comprised solely of independent Directors that oversees the enterprise risk management process.

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Continuing education programs to ensure that all Directors receive ongoing training in the areas of corporate governance, enterprise risk management, regulatory matters, current events, trends and other topics of relevance for Directors of financial institutions and publicly held companies.

•	The administration of a process to annually evaluate the performance of the Board, each Board Committee, and each Director.

•	The use of a balanced scorecard to measure and assess the performance of First Commonwealth and its Board of Directors.

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About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.8 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 115 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Contact:

Media:

Susie Barbour

Media Relations Supervisor

724-463-5618

Investor Relations:

Donald A. Lawry

Vice President / Investor Relations

724-349-7220

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